MEAD JOHNSON NUTRITION REPORTS SEQUENTIAL SALES FOR FIRST QUARTER 2016
ABOVE FOURTH QUARTER 2015 ON A CONSTANT DOLLAR BASIS;
REAFFIRMS 2016 SALES AND NON-GAAP EPS GUIDANCE

GLENVIEW, Ill., April 28, 2016 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter ended March 31, 2016.

“In the first quarter, we again saw a sequential improvement in our underlying business over the prior quarter," said Kasper Jakobsen, Chief Executive Officer. "While the economic climate outside the United States is less favorable than it was a few years ago, we are confident in our strategy. We are particularly encouraged by the progress we are making on reshaping our China business and on bringing down our global operating expense base.”

Highlights are as follows:

•	Sales in the first quarter of 2016 rose 1.5% over the fourth quarter of 2015 on a constant dollar(1) basis. First quarter 2016 sales were down 0.5% from the fourth quarter of 2015 on a reported basis.

•
First quarter net sales were 6% below the prior year quarter on a constant dollar basis. Excluding Venezuela, sales were 4% below the prior year quarter on a constant dollar basis. On a reported basis sales were 12% below the prior year quarter.

•	Gross margin of 64.1% was in line with the prior year quarter on a non-GAAP(2) basis. On a GAAP basis, gross margin was 63.9% for the first quarter.

•
The Fuel for Growth program delivered strong savings during the first quarter, driving a decrease in selling, general and administrative expenses of 10% on a constant dollar, non-GAAP basis compared to the prior year quarter. Selling, general and administrative expenses decreased 15% on a reported basis.

•
Advertising and promotion spending increased by 11% versus the prior year quarter on a constant dollar basis, driven by investments in the rollout of new product innovations and the support of the company's strategy in China. Advertising and promotion spending increased 5% on a reported basis.

•
Non-GAAP Earnings before Interest and Income Taxes (EBIT) on a constant dollar basis in the first quarter was 10% below the prior year quarter. Specified Items were $94 million, most notably $78 million of charges related to currency devaluation and long-lived asset impairment in our Venezuela subsidiary. EBIT was 47% below the prior year quarter.

•	Non-GAAP Earnings per Share (EPS) for the first quarter was $0.87. Including Specified Items, GAAP EPS was $0.39.

•	The company reaffirms full year 2016 net sales guidance on a constant dollar basis of 0% to 2% higher when compared to 2015 and 4% to 6% below the prior year on a reported basis.

•
The company reaffirms non-GAAP EPS guidance of $3.48 to $3.60 for the full year 2016, excluding Specified Items. Specified Items are now expected to be $0.57 per share as compared to our prior guidance of $0.12, primarily due to first quarter charges associated with our Venezuela business. 2016 GAAP EPS is expected to be in the range of $2.91 to $3.03.(3)

(1) Constant dollar figures exclude the impact of changes in foreign currency exchange rates and are reconciled in the tables in the body of this earnings release and in the schedules titled “Reconciliation of Non-GAAP to GAAP Results.”
(2) Non-GAAP results exclude Specified Items. For a description of Specified Items and a reconciliation of non-GAAP to GAAP, see the schedules titled “Reconciliation of Non-GAAP to GAAP Results.”
(3) GAAP EPS is likely to be impacted by future mark-to-market pension adjustments which cannot be estimated.

First Quarter 2016
(Dollars in Millions)
(UNAUDITED)

	Three Months Ended March 31,				% Change		% Change Due to
Net Sales	2016	% of Total	2015	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$500.6	52%	$581.0	53%	(14)%	(9)%	(9)%	—%	(5)%
Latin America	160.3	17%	204.4	19%	(22)%	(6)%	(13)%	7%	(16)%
North America/Europe	301.2	31%	309.0	28%	(3)%	(1)%	(1)%	—%	(2)%
Net Sales	$962.1	100%	$1,094.4	100%	(12)%	(6)%	(8)%	2%	(6)%

•
In line with expectations, sales in all segments continued to be adversely impacted by the strengthening of the U.S. dollar compared to the first quarter of 2015. The foreign currency impact in Asia and Latin America was most notable in China, Mexico and Argentina.

•
The company showed sequential improvement in sales compared to the fourth quarter of 2015 of 1.5% on a constant dollar basis, and 0.5% below that quarter on a reported basis. On a sequential basis, the company delivered sales growth in Asia and Latin America, offset by declines in North America/Europe, compared to the fourth quarter of 2015.

•
Within the Asia segment, high single digit sequential sales growth was mainly driven by continued momentum in China, with the company's fully imported product line accounting for 45% of total sales in China by the end of the quarter. The rollout of product innovations and price increases supported the sequential growth in several other Asian markets.

•
First quarter 2016 sales versus the prior year quarter were lower in Asia as a result of more challenging market dynamics and select market share losses experienced in the second and third quarters of 2015. In China, increased price-based promotion and a shift in consumer preferences over the prior year have also negatively impacted sales. In the other Asian markets, macro-economic developments in combination with market share weakness and price-based promotional activities negatively impacted sales.

•
Latin America, excluding Venezuela, had a 7% sales improvement on a constant dollar basis compared to the prior year quarter. Growth was mainly driven by price increases to compensate for the continued currency devaluations, as well as higher sales of premium infant products in most markets. The company has seen solid performance in Mexico and Colombia, while other markets in the segment were impacted by macro-economic weakness and stronger competitor activities. Including the impact of a temporary suspension of shipments to Venezuela, constant dollar sales decreased 6% compared to the prior year quarter. On a reported basis, segment sales decreased 22%.

•
In North America/Europe, sales decreased compared to the prior year quarter. In the U.S., the company has seen some market share pressure and increased competitive activities, which adversely impacted sales. In Canada, continued strong growth was driven by significant market share gains in both infant and children's products. Sales in Europe continue to increase, driven by market share gains in the growing allergy business.

First Quarter 2016
(Dollars in Millions)
(UNAUDITED)

	Three Months Ended March 31,				% Change		% Change Due to
Earnings Before Interest and Income Taxes (EBIT)	2016	% of Sales	2015	% of Sales	Reported	Constant Dollar	Foreign Exchange
Asia	$169.1	34%	$231.5	40%	(27)%	(22)%	(5)%
Latin America	40.8	26%	57.3	28%	(29)%	(11)%	(18)%
North America/Europe	82.0	27%	78.3	25%	5%	9%	(4)%
Corporate and Other (a)	(141.8)		(81.9)		(73)%	n/m	n/m
GAAP EBIT	150.1	16%	285.2	26%	(47)%	(39)%	(8)%
Specified Items (a)	94.2		15.0
Non-GAAP EBIT	$244.3		$300.2		(19)%	(10)%	(9)%

(a) All Specified Items are included in Corporate and Other.

•
Non-GAAP EBIT on a constant dollar basis was 10% below the prior year quarter. Lower sales resulted in adjusted gross profit declines of 6% on a constant dollar basis and 12% on a reported basis. Gross margin percentage was 64% for the first quarter of 2016, in line with the prior year quarter as well as the fourth quarter of 2015. Advertising and promotion increased by 11% on a constant dollar basis and 5% on a reported basis, mainly in China. Selling, general and administrative expenses declined 10% on a constant dollar, non-GAAP basis and 15% on a reported basis primarily due to Fuel for Growth. EBIT was 47% below the prior year quarter on a reported basis.

•
In Asia, EBIT on a constant dollar basis decreased by 22% when compared to the first quarter of 2015. This was mainly a result of lower sales and increased channel investments and promotional activities. In addition, the company made significantly higher advertising and promotion investments to support our innovations in the region. In China, investments were made to support the new product offerings. Adverse foreign exchange negatively impacted EBIT by 5% compared to the first quarter of 2015. EBIT decreased 27% on a reported basis.

•
In Latin America, EBIT on a constant dollar basis was 11% below the prior year. Excluding the impact of the Venezuela business, EBIT on a constant dollar basis increased compared to the prior year quarter by 22%. Gross margin percentage was in line with the prior year quarter. Operating expenses were slightly lower on a constant dollar basis due to lower advertising and promotion spending. EBIT on a reported basis was 29% below the first quarter of 2015.

•
In North America/Europe, EBIT on a constant dollar basis was 9% above the prior year. EBIT improved despite lower sales, primarily due to higher margins from lower dairy costs and lower advertising and promotion and operational expenses. EBIT on a reported basis was 5% above the prior year quarter.

•
Corporate and Other expenses, excluding Specified Items, were 29% lower compared to the first quarter of 2015 primarily due to Fuel for Growth initiatives. Specified Items increased compared to the prior year due to long-lived asset impairment and devaluation charges related to the Venezuela business, Fuel for Growth and pension mark-to-market losses. Including the impact of Specified Items, Corporate and Other expenses increased 73% compared to the prior year period.

Cash Flow Items and Liquidity

•
Cash and cash equivalents were $1,702.3 million at March 31, 2016 compared to $1,701.4 million at December 31, 2015. The company's net debt was $1,313.4 million at March 31, 2016, consisting of debt less cash and cash equivalents.

•
Cash and cash equivalents increased $0.9 million in the three months ended March 31, 2016 as operating cash flows were utilized for capital expenditures and dividends. Cash and cash equivalents were further impacted by the devaluation in Venezuela.

•
Cash provided by operating activities was $160.1 million for the three months ended March 31, 2016 compared to $274.5 million in the prior year period. Cash flows reflect reduced income from lower sales and other changes in working capital.

•
Cash used in investing activities include capital expenditures of $55.6 million for the first quarter of 2016. This included investments in capacity expansion for manufacturing facilities in the U.S. and Europe.

•
Cash used in financing activities was $77.0 million for the three months ended March 31, 2016 compared to $80.3 million in the prior year period. Expenditures in the current year and the prior year were primarily related to dividend payments.

•
Interest expense, net, for the three months ended March 31, 2016 was $26.2 million, an increase from $13.8 million in the prior year period due to the incremental interest on the long-term debt issued in November 2015, partially offset by the impact of interest rate swaps.

•
The weighted average shares outstanding for the three months ended March 31, 2016 was 186.7 million. During the first quarter, the company did not repurchase any additional shares of stock under the 2015 share buyback program.

•	Dividends declared in the first quarter of 2016 were $0.4125 per share, in line with the prior year.

Outlook for 2016

The company reaffirms full year 2016 sales guidance on a constant dollar basis of 0% to 2% higher compared to 2015 and expects this to translate to 4% to 6% below the prior year on a reported basis. The company also reaffirms non-GAAP EPS guidance of $3.48 to $3.60 for the full year 2016, excluding Specified Items.

"We continue to see foreign exchange as a likely significant headwind for 2016," said Mr. Jakobsen. He continued, "We remain focused on executing our key strategies including the reshaping of our product portfolio and channel participation in China, and protecting our ability to invest behind key initiatives through the continued reduction of our expense base."

Specified Items are now expected to be $0.57 per share as compared to our prior guidance of $0.12, primarily due to first quarter charges associated with our Venezuela business. 2016 GAAP EPS is expected to be in the range of $2.91 to
$3.03.(4)

(4) GAAP EPS is likely to be impacted by future mark-to-market pension adjustments which cannot be estimated.

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. U.S. Central Time, during which company executives will review the financial results for the first quarter of 2016. The call will be broadcast with accompanying slides over the Internet at http://investors.meadjohnson.com. Security analysts and investors wishing to participate by telephone should call 877-359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through 11:00 p.m. U.S. Central Time Sunday, June 12, 2016, by calling 855-859-2056, or outside of North America by calling +1-404-537-3406, passcode: 81881841. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC(5); (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

(5) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
NET SALES	$962.1	$1,094.4
Cost of Products Sold	347.6	393.5
GROSS PROFIT	614.5	700.9
Operating Expenses:
Selling, General and Administrative	198.9	233.2
Advertising and Promotion	151.8	144.4
Research and Development	25.4	25.9
Other (Income)/Expenses—net	88.3	12.2
EARNINGS BEFORE INTEREST AND INCOME TAXES	150.1	285.2

Interest Expense—net	26.2	13.8
EARNINGS BEFORE INCOME TAXES	123.9	271.4

Provision for Income Taxes	47.2	64.3
NET EARNINGS	76.7	207.1
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	4.0	(0.3)
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$72.7	$207.4

Earnings per Share(a)– Basic
Net Earnings Attributable to Shareholders	$0.39	$1.02
Earnings per Share(a)– Diluted
Net Earnings Attributable to Shareholders	$0.39	$1.02

Weighted Average Shares—Diluted	186.7	202.9
Dividends Declared per Share	$0.4125	$0.4125

(a) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders. Net earnings has been reduced by dividends and undistributed earnings attributable to unvested share based incentive plan awards. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,702.3	$1,701.4
Receivables—net of allowances of $5.2 and $5.4, respectively	368.2	342.5
Inventories	486.9	484.9
Income Taxes Receivable	10.2	13.2
Prepaid Expenses and Other Assets	66.8	60.4
Total Current Assets	2,634.4	2,602.4
Property, Plant and Equipment—net	927.0	964.0
Goodwill	120.0	126.0
Other Intangible Assets—net	50.5	54.9
Deferred Income Taxes—net of valuation allowance	124.1	118.5
Other Assets	160.8	132.3
TOTAL	$4,016.8	$3,998.1
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$3.1	$3.0
Accounts Payable	473.9	481.5
Dividends Payable	77.7	77.8
Accrued Expenses	224.8	213.0
Accrued Rebates and Returns	378.1	376.8
Deferred Income—current	13.4	35.5
Income Taxes Payable	71.3	65.7
Total Current Liabilities	1,242.3	1,253.3
Long-Term Debt	3,012.6	2,981.0
Deferred Income Taxes	6.6	8.7
Pension and Other Post-employment Liabilities	138.3	132.4
Other Liabilities	209.4	215.2
Total Liabilities	4,609.2	4,590.6
COMMITMENTS AND CONTINGENCIES

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 191.6 and 191.4 issued, respectively	1.9	1.9
Additional Paid-in/(Distributed) Capital	(552.8)	(564.2)
Retained Earnings	632.3	640.4
Treasury Stock—at cost	(362.6)	(362.6)
Accumulated Other Comprehensive Loss	(354.2)	(347.8)
Total Shareholders’ Equity/(Deficit)	(635.4)	(632.3)
Noncontrolling Interests	43.0	39.8
Total Equity/(Deficit)	(592.4)	(592.5)
TOTAL	$4,016.8	$3,998.1

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Three Months Ending March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$76.7	$207.1
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	24.9	24.1
Impairment of Long-Lived Assets	45.9	—
Other	36.0	22.9
Changes in Assets and Liabilities	(23.4)	22.1
Pension and Other Post-employment Benefit Contributions	—	(1.7)
Net Cash Provided by Operating Activities	160.1	274.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(55.6)	(46.1)
Proceeds from Sale of Property, Plant and Equipment	0.1	0.2
Net Cash Used in Investing Activities	(55.5)	(45.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	0.4	—
Repayments of Short-term Borrowings	(0.1)	(4.0)
Debt Issuance Costs	(0.1)	—
Payments of Dividends	(77.4)	(76.0)
Stock-based Compensation related Proceeds and Excess Tax Benefits	3.7	6.9
Stock-based Compensation Tax Withholdings	(3.5)	(7.2)
Net Cash Used in Financing Activities	(77.0)	(80.3)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(26.7)	(12.1)
NET INCREASE IN CASH AND CASH EQUIVALENTS	0.9	136.2
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,701.4	1,297.7
End of Period	$1,702.3	$1,433.9

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions)
(UNAUDITED)

This news release contains non-GAAP financial measures, which may include non-GAAP net sales, gross profit, certain components of operating expenses, EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining the above listed non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect and, at times, the impact of foreign exchange. The above listed non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance and ability to compare the company’s performance to that of its peer companies. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow and appear elsewhere in this presentation.

Reconciliation of Quarterly Sequential Sales Growth
Fourth Quarter 2015 Sales	$967.0
First Quarter 2016 Sales	962.1
Percentage Change in Sales on a GAAP basis	(0.5)%
Less: Impact of Foreign Exchange	2.0%
Percentage Change in Sales in Constant Dollars	1.5%

Net Debt	March 31, 2016
Cash and Cash Equivalents	$ 1,702.3
Short-term Borrowings	(3.1)
Long-Term Debt	(3,012.6)
Net Debt	($1,313.4)

Consolidated and Latin America Segment Results excluding Venezuela
	Three Months Ended March 31,		% Change
Net Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar	Impact of Venezuela	Constant Dollar Excluding Venezuela
Asia	$ 500.6	$ 581.0	(14%)	(5)%	(9%)	--	--
Latin America	160.3	204.4	(22%)	(16)%	(6%)	(13%)	7%
North America/Europe	301.2	309.0	(3%)	(2)%	(1%)	--	--
Net Sales	$ 962.1	$ 1,094.4	(12%)	(6)%	(6%)	(2%)	(4%)
Earnings Before Interest and Income Taxes (EBIT)
Asia	$ 169.1	$ 231.5	(27%)	(5)%	(22%)	--	--
Latin America	40.8	57.3	(29%)	(18)%	(11%)	(33%)	22%
North America/Europe	82.0	78.3	5%	(4)%	9%	--	--

Corporate and Other Expenses
	Three months ended March 31,		% Change
	2016	2015	Reported	Foreign Exchange	Constant Dollar
Corporate and other expenses	($141.8)	($81.9)
Specified Items	94.2	15.0
Corporate and other, excluding Specified Items	($47.6)	($66.9)	(29%)	1%	(30%)

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS

	Three Months Ended March 31, 2016						Three Months Ended March 31, 2015				Q1 16 vs. Q1 15 - % Change
		Specified Items (a)						Specified Items (a)			Increase / (Decrease)			% Change Due to
	Reported	Mark-to-Market Pension	Fuel For Growth	Vene- zuela	All Other(b)	Non-GAAP	Reported	Investigation Accrual	All Other(b)	Non-GAAP	Reported	Non-GAAP	Non-GAAP Constant Dollar	Foreign Exchange on Non-GAAP
NET SALES	$962.1	$—	$—	$—	$—	$962.1	$1,094.4	$—	$—	$1,094.4	(12)%	(12)%	(6)%	(6)%
Cost of Products Sold	347.6	(2.1)	—	—	—	345.5	393.5	—	—	393.5	(12)%	(12)%	(7)%	(5)%
GROSS PROFIT	614.5	2.1	—	—	—	616.6	700.9	—	—	700.9	(12)%	(12)%	(6)%	(6)%
GROSS MARGIN %	63.9%	0.2%	—%	—%	—%	64.1%	64.0%	—%	—%	64.0%
Operating Expenses:
Selling, General and Administrative	198.9	(3.4)	—	—	—	195.5	233.2	—	(0.8)	232.4	(15)%	(16)%	(10)%	(6)%
Advertising and Promotion	151.8	—	—	—	—	151.8	144.4	—	—	144.4	5%	5%	11%	(6)%
Research and Development	25.4	(0.6)	—	—	—	24.8	25.9	—	—	25.9	(2)%	(4)%	(1)%	(3)%
Other (Income)/Expenses – net	88.3	—	(9.1)	(78.2)	(0.8)	0.2	12.2	(12.0)	(2.2)	(2.0)	N/M	N/M	N/M	N/M
TOTAL OPERATING EXPENSES	464.4	(4.0)	(9.1)	(78.2)	(0.8)	372.3	415.7	(12.0)	(3.0)	400.7	12%	(7)%	(2)%	(5)%
EARNINGS BEFORE INTEREST AND INCOME TAXES	150.1	6.1	9.1	78.2	0.8	244.3	285.2	12.0	3.0	300.2	(47)%	(19)%	(10)%	(9)%
EBIT as a % of Sales	15.6%	0.6%	0.9%	8.1%	0.2%	25.4%	26.1%	1.1%	0.3%	27.4%
Interest Expense – net	26.2	—	—	—	—	26.2	13.8	—	—	13.8
EARNINGS BEFORE INCOME TAXES	123.9	6.1	9.1	78.2	0.8	218.1	271.4	12.0	3.0	286.4
Provision for Income Taxes	47.2	2.1	1.5	—	(0.1)	50.7	64.3	—	0.2	64.5
Effective Tax Rate	38.1%	(0.2)%	(1.4)%	(13.1)%	(0.2)%	23.2%	23.7%	(1.0)%	(0.2)%	22.5%
NET EARNINGS	76.7	4.0	7.6	78.2	0.9	167.4	207.1	12.0	2.8	221.9
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	4.0	—	0.1	—	—	4.1	(0.3)	—	—	(0.3)
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$72.7	$4.0	$7.5	$78.2	$0.9	$163.3	$207.4	$12.0	$2.8	$222.2
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$0.39	$0.02	$0.04	$0.42	$—	$0.87	$1.02	$0.06	$0.01	$1.09	(62)%	(20)%	(11)%	(9)%
Certain figures do not sum due to rounding.
(a) All Specified Items are included in Corporate and Other.
(b) Specified Items include legal, settlement and related costs, severance and other expenses.

Contacts	Investors:	Kathy MacDonald	(847) 832-2182	kathy.macdonald@mjn.com
	Media:	Christopher Perille	(847) 832-2178	chris.perille@mjn.com